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                                                                                                                Exhibit 12.2

                             GEORGIA POWER COMPANY
          Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2001 and the year to date September 30, 2002


                                                                                                                         Nine
                                                                                                                       Months
                                                                                                                        Ended
                                                                                  Year ended December 31,            September 30,
                                                  ----------------------------------------------------------------------------
                                                       1997          1998           1999          2000         2001        2002
                                                       ----          ----           ----          ----         ----        ----
                                                 -----------------------------------------Thousands of Dollars-----------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes      $   1,277,565   $ 1,249,768   $  1,158,999   $ 1,192,370   $1,220,654   $  1,077,452
      AFUDC - Debt funds                               9,030         7,117         12,429        23,396       13,574          6,505
                                               -------------   ------------   ------------   -----------   ----------   -----------
         Earnings as defined                   $   1,286,595   $ 1,256,885   $  1,171,428   $ 1,215,766   $1,234,228   $  1,083,957
                                               =============   ===========   ============   ===========   ==========   ============


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest on long-term debt                  $     196,707   $   182,879   $    164,375   $   171,994   $  162,546   $    101,540
   Interest on affiliated loans                            0             0              0             0       12,389          8,602
   Interest on interim obligations                     7,795        12,213         19,787        28,262       12,693          3,074
   Amort of debt disc, premium and expense, net       14,191        13,378         15,127        14,257       15,106         12,021
   Other interest charges                             57,623        71,536         75,868        79,396       55,175         53,427
                                               -------------   -----------    ------------  ------------  -----------  ------------
         Fixed charges as defined                    276,316      280,006        275,157       293,909      257,909        178,664
Tax  deductible preferred dividends                      912          297            283           270          268            201
                                              --------------  -----------    ------------  ------------  -----------  ------------
                                                     277,228      280,303        275,440       294,179      258,177        178,865
                                               -------------  -----------    ------------  ------------  -----------  ------------
Non-tax deductible preferred dividends                18,015        5,642          1,446           404          402            302
Ratio of net income before taxes to net income     x   1.648  x     1.695   x      1.650   x     1.646   x    1.599   x      1.589
                                               --------------  ----------     ------------  ------------  -----------  ------------
Pref dividend requirements before income taxes        29,689        9,563          2,386           665          643            480
                                               -------------- -----------    ------------   -----------   ----------   ------------
Fixed charges plus pref dividend requirements  $     306,917  $   289,866   $    277,826   $   294,844   $  258,820   $    179,345
                                               =============  ===========    ============   ===========   ==========   ===========

RATIO OF EARNINGS TO FIXED CHARGES PLUS
   PREFERRED DIVIDEND REQUIREMENTS                      4.19           4.34           4.22          4.12         4.77          6.04
                                                       =====          =====          =====         =====        =====          ====


Note:  The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric Generating
       Company.
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